WCT Funds         Page 1                                 September 1, 1997
                                                                    Exhibit 9(i)
                                     FORM OF
                                    AGREEMENT
                                       for
                                FUND ACCOUNTING,
                           SHAREHOLDER RECORDKEEPING,
                                       and
                          CUSTODY SERVICES PROCUREMENT

     AGREEMENT made as of September 1, 1997, by and between WCT FUNDS, having their principal office and place of business at Federated Investors Tower, Pittsburgh, PA 15222-3779 (the "Trust"), on behalf of the portfolios listed on
Exhibit 1 (individually referred to herein as a "Fund" and collectively as "Funds") of the Trust, and FEDERATED SERVICES COMPANY, a Delaware business trust, having its principal office and place of business at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779 (the "Company").

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with authorized and issued shares of capital stock or beneficial interest ("Shares"); and

     WHEREAS, the Trust may desire to retain the Company to provide certain pricing, accounting and recordkeeping services for each of the Funds, including any classes of shares issued by any Fund ("Classes") if so indicated on Exhibit 1, and the Company is willing to furnish such services; and

     WHEREAS, the Trust may desire to appoint the Company as its transfer agent, dividend disbursing agent if so indicated on Exhibit 1, and agent in connection with certain other activities, and the Company desires to accept such appointment; and

     WHEREAS, the Trust may desire to appoint the Company as its agent to select, negotiate and subcontract for custodian services from an approved list of qualified banks if so indicated on Exhibit 1, and the Company desires to accept such appointment; and

     WHEREAS, from time to time the Trust may desire and may instruct the Company to subcontract for the performance of certain of its duties and responsibilities hereunder to State Street Bank and Trust Company or another agent (the "Agent"); and

     WHEREAS, the words Trust and Fund may be used interchangeably for those investment companies consisting of only one portfolio;

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION ONE: Fund Accounting.

Article 1. Appointment.
     The Trust hereby appoints the Company to provide certain pricing and accounting services to the Funds, and/or the Classes, for the period and on the terms set forth in this Agreement. The Company accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Article 3 of this Section.

Article 2. The Company's Duties.
     Subject to the supervision and control of the Trust's Board of Trustees or Directors ("Board"), the Company will assist the Trust with regard to fund accounting for the Trust, and/or the Funds, and/or the Classes, and in connection therewith undertakes to perform the following specific services;

          A. Value the assets of the Funds using: primarily, market quotations, including the use of matrix pricing, supplied by the independent pricing services selected by the Company in consultation with the adviser, or sources selected by the adviser, and reviewed by the board; secondarily, if a designated pricing service does not provide a price for a security which the Company believes should be available by market quotation, the Company may obtain a price by calling brokers designated by the investment adviser of the fund holding the security, or if the adviser does not supply the names of such brokers, the Company will attempt on its own to find brokers to price those securities; thirdly, for securities for which no market price is available, the Pricing Committee of the Board will determine a fair value in good faith. Consistent with Rule 2a-4 of the 40 Act, estimates may be used where necessary or appropriate. The Company's obligations with regard to the prices received from outside pricing services and designated brokers or other outside sources, is to exercise reasonable care in the supervision of the pricing agent. The Company is not the guarantor of the securities prices received from such agents and the Company is not liable to the Fund for potential errors in valuing a Fund's assets or calculating the net asset value per share of such Fund or Class when the calculations are based upon such prices. All of the above sources of prices used as described are deemed by the Company to be authorized sources of security prices. The Company provides daily to the adviser the securities prices used in calculating the net asset value of the fund, for its use in preparing exception reports for those prices on which the adviser has comment. Further, upon receipt of the exception reports generated by the adviser, the Company diligently pursues communication regarding exception reports with the designated pricing agents.

          B. Determine the net asset value per share of each Fund and/or Class, at the time and in the manner from time to time determined by the Board and as set forth in the Prospectus and Statement of Additional Information ("Prospectus") of each Fund;

     C.    Calculate the net income of each of the Funds, if any;

          D. Calculate capital gains or losses of each of the Funds resulting from sale or disposition of assets, if any;

          E. Maintain the general ledger and other accounts, books and financial records of the Trust, including for each Fund, and/or Class, as required under Section 31(a) of the 1940 Act and the Rules thereunder in connection with the services provided by the Company;

     F. Preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records to be maintained by Rule 31a-1 under the 1940 Act in connection with the services provided by the Company. The Company further agrees that all such records it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust such records upon the Trust's request;

          G.   At the  request of the Trust,  prepare  various  reports or other
               financial   documents  required  by  federal,   state  and  other
               applicable laws and regulations; and

     H.    Performing the following accounting functions on a daily basis:

          (1) Journalizing each Portfolio's investment, capital share and income and expense activities;

          (2) Reconciling cash and investment balances of each Portfolio with the Custodian;

          (3)  Maintaining individual ledgers for investment securities;

          (4)  Maintaining historical tax lots for each investment security;

          (5) Calculating various contractual expenses (e.g., advisory transfer agency, administrative, portfolio accounting fees);

          I.   Preparing  semi-annual  financial  statements,   to  include  the
               following items:

                                       Schedule of Investments
                                       Statement of Assets and Liabilities
                                       Statement of Operations
                                       Statement of Changes in Net Assets
                                       Cash Statement
                                       Schedule of Capital Gains and Losses

     J.    Preparing monthly purchase and sales journal;

     K.    Preparing semi-annual broker security transactions summaries;

     L. At the request of the Trust, preparing or assisting with the preparation of various reports or other financial documents required by federal, state and other applicable laws and regulations, including but not limited to providing financial data required in connection with the Trust's semi-annual reports on Form N-SAR, annual and semi-annual shareholder reports, proxy statements and registration statements; and

M.   Such other similar services as may be reasonably requested by the Trust.

Article 3. Compensation and Allocation of Expenses.
     A. The Funds will compensate the Company for its services rendered pursuant to Section One of this Agreement in accordance with the fees agreed upon from time to time between the parties hereto. Such fees do not include out-of-pocket disbursements of the Company for which the Funds shall reimburse the Company upon receipt of a separate invoice. Out-of-pocket disbursements shall include, but shall not be limited to, the items agreed upon between the parties from time to time.

     B. The Fund and/or the Class, and not the Company, shall bear the cost of: custodial expenses; membership dues in the Investment Company Institute or any similar organization; transfer agency expenses; investment advisory expenses; costs of printing and mailing stock certificates, Prospectuses, reports and notices; administrative expenses; interest on borrowed money; brokerage commissions; taxes and fees payable to federal, state and other governmental agencies; fees of Trustees or Directors of the Trust; independent auditors expenses; Federated Administrative Services and/or Federated Administrative Services, Inc. legal and audit department expenses billed to Federated Services Company for work performed related to the Trust, the Funds, or the Classes; law firm expenses; or other expenses not specified in this Article 3 which may be properly payable by the Funds and/or classes.

     C. The compensation and out-of-pocket expenses shall be accrued by the Fund and shall be paid to the Company no less frequently than monthly, and shall be paid daily upon request of the Company. The Company will maintain detailed information about the compensation and out-of-pocket expenses by Fund and Class.

          D. Any schedule of compensation agreed to hereunder, as may be adjusted from time to time, shall be dated and signed by a duly authorized officer of the Trust and/or the Funds and a duly authorized officer of the Company.

     E. The fee for the period from the effective date of this Agreement with respect to a Fund or a Class to the end of the initial month shall be prorated according to the proportion that such period bears to the full month period. Upon any termination of this Agreement before the end of any month, the fee for such period shall be prorated according to the proportion which such period bears to the full month period. For purposes of determining fees payable to the Company, the value of the Fund's net assets shall be computed at the time and in the manner specified in the Fund's Prospectus.

     F. The Company, in its sole discretion, may from time to time subcontract to, employ or associate with itself such person or persons as the Company may believe to be particularly suited to assist it in performing services under this Section One. Such person or persons may be third-party service providers, or they may be officers and employees who are employed by both the Company and the Funds. The compensation of such person or persons shall be paid by the Company and no obligation shall be incurred on behalf of the Trust, the Funds, or the Classes in such respect.

SECTION TWO: Shareholder Recordkeeping.

Article 4. Terms of Appointment.
     Subject to the terms and conditions set forth in this Agreement, the Trust hereby appoints the Company to act as, and the Company agrees to act as, transfer agent and dividend disbursing agent for each Fund's Shares, and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of any Fund ("Shareholder(s)"), including without limitation any periodic investment plan or periodic withdrawal program.

     As used throughout this Agreement, a "Proper Instruction" means a writing signed or initialed by one or more person or persons as the Board shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed to be Proper Instructions if (a) the Company reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) the Trust, or the Fund, and the Company promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Trust, or the Fund, and the Company are satisfied that such procedures afford adequate safeguards for the Fund's assets. Proper Instructions may only be amended in writing.

Article 5. Duties of the Company.
     The Company shall perform the following services in accordance with Proper Instructions as may be provided from time to time by the Trust as to any Fund:

     A.    Purchases

           (1) The Company shall receive orders and payment for the purchase of shares and promptly deliver payment and appropriate documentation therefor to the custodian of the relevant Fund, (the "Custodian"). The Company shall notify the Fund and the Custodian on a daily basis of the total amount of orders and payments so delivered.

          (2) Pursuant to purchase orders and in accordance with the Fund's current Prospectus, the Company shall compute and issue the appropriate number of Shares of each Fund and/or Class and hold such Shares in the appropriate Shareholder accounts.

           (3) For certificated Funds and/or Classes, if a Shareholder or its agent requests a certificate, the Company, as Transfer Agent, shall countersign and mail by first class mail, a certificate to the Shareholder at its address as set forth on the transfer books of the Funds, and/or Classes, subject to any Proper Instructions regarding the delivery of certificates.

           (4) In the event that any check or other order for the purchase of Shares of the Fund and/or Class is returned unpaid for any reason, the Company shall debit the Share account of the Shareholder by the number of Shares that had been credited to its account upon receipt of the check or other order, promptly mail a debit advice to the Shareholder, and notify the Fund and/or Class of its action. In the event that the amount paid for such Shares exceeds proceeds of the redemption of such Shares plus the amount of any dividends paid with respect to such Shares, the Fund and/the Class or its distributor will reimburse the Company on the amount of such excess.

     B.    Distribution

           (1) Upon notification by the Funds of the declaration of any distribution to Shareholders, the Company shall act as Dividend Disbursing Agent for the Funds in accordance with the provisions of its governing document and the then-current Prospectus of the Fund. The Company shall prepare and mail or credit income, capital gain, or any other payments to Shareholders. As the Dividend Disbursing Agent, the Company shall, on or before the payment date of any such distribution, notify the Custodian of the estimated amount required to pay any portion of said distribution which is payable in cash and request the Custodian to make available sufficient funds for the cash amount to be paid out. The Company shall reconcile the amounts so requested and the amounts actually received with the Custodian on a daily basis. If a Shareholder is entitled to receive additional Shares by virtue of any such distribution or dividend, appropriate credits shall be made to the Shareholder's account, for certificated Funds and/or Classes, delivered where requested; and

          (2) The Company shall maintain records of account for each Fund and Class and advise the Trust, each Fund and Class and its Shareholders as to the foregoing.

     C.    Redemptions and Transfers

           (1) The Company shall receive redemption requests and redemption directions and, if such redemption requests comply with the procedures as may be described in the Fund Prospectus or set forth in Proper Instructions, deliver the appropriate instructions therefor to the Custodian. The Company shall notify the Funds on a daily basis of the total amount of redemption requests processed and monies paid to the Company by the Custodian for redemptions.

           (2) At the appropriate time upon receiving redemption proceeds from the Custodian with respect to any redemption, the Company shall pay or cause to be paid the redemption proceeds in the manner instructed by the redeeming Shareholders, pursuant to procedures described in the then-current Prospectus of the Fund.

           (3) If any certificate returned for redemption or other request for redemption does not comply with the procedures for redemption approved by the Fund, the Company shall promptly notify the Shareholder of such fact, together with the reason therefor, and shall effect such redemption at the price applicable to the date and time of receipt of documents complying with said procedures.

          (4) The Company shall effect transfers of Shares by the registered owners thereof.

          (5) The Company shall identify and process abandoned accounts and uncashed checks for state escheat requirements on an annual basis and report such actions to the Fund.

     D.    Recordkeeping

           (1) The Company shall record the issuance of Shares of each Fund, and/or Class, and maintain pursuant to applicable rules of the Securities and Exchange Commission ("SEC") a record of the total number of Shares of the Fund and/or Class which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Company shall also provide the Fund on a regular basis or upon reasonable request with the total number of Shares which are authorized and issued and outstanding, but shall have no obligation when recording the issuance of Shares, except as otherwise set forth herein, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Funds.

          (2) The Company shall establish and maintain records pursuant to applicable rules of the SEC relating to the services to be performed hereunder in the form and manner as agreed to by the Trust or the Fund to include a record for each Shareholder's account of the following:

          (a) Name, address and tax identification number (and whether such number has been certified);

          (b)  Number of Shares held;

          (c) Historical information regarding the account, including dividends paid and date and price for all transactions;

          (d)  Any stop or restraining order placed against the account;

          (e) Information with respect to withholding in the case of a foreign account or an account for which withholding is required by the Internal Revenue Code;

          (f) Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of the account;

          (g) Certificate numbers and denominations for any Shareholder holding certificates;

          (h) Any information required in order for the Company to perform the calculations contemplated or required by this Agreement.

          (3) The Company shall preserve any such records required to be maintained pursuant to the rules of the SEC for the periods prescribed in said rules as specifically noted below. Such record retention shall be at the expense of the Company, and such records may be inspected by the Fund at reasonable times. The Company may, at its option at any time, and shall forthwith upon the Fund's demand, turn over to the Fund and cease to retain in the Company's files, records and documents created and maintained by the Company pursuant to this Agreement, which are no longer needed by the Company in performance of its services or for its protection. If not so turned over to the Fund, such records and documents will be retained by the Company for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six year period, such records and documents will either be turned over to the Fund or destroyed in accordance with Proper Instructions.

     E.    Confirmations/Reports

          (1) The Company shall furnish to the Fund, and the Fund's Investment Adviser, periodically the following information:

                    (a)      A copy of the transaction register;

                    (b)      Dividend and reinvestment blotters;

          (c) The total number of Shares issued and outstanding in each state for "blue sky" purposes as determined according to Proper Instructions delivered from time to time by the Fund to the Company;

                    (d)      Shareholder lists and statistical information;

          (e)  Payments to third parties  relating to  distribution  agreements,
               allocations   of  sales   loads,   redemption   fees,   or  other
               transaction- or sales-related payments;

          (f)  Such other information as may be agreed upon from time to time.

           (2) The Company shall prepare in the appropriate form, file with the Internal Revenue Service and appropriate state agencies, and, if required, mail to Shareholders, such notices for reporting dividends and distributions paid as are required to be so filed and mailed and shall withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

          (3) In addition to and not in lieu of the services set forth above, the Company shall:

                    (a) Perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, mailing Shareholder reports and Prospectuses to current Shareholders, withholding taxes on accounts subject to back-up or other withholding (including non-resident alien accounts), preparing and filing reports on U.S. Treasury Department Form 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other conformable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and

                    (b) provide a system which will enable the Fund to monitor the total number of Shares of each Fund and/or Class sold in each state ("blue sky reporting"). The Fund shall by Proper Instructions
                             (i) identify to the Company those transactions and assets to be treated as exempt from the blue sky reporting for each state and (ii) verify the classification of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Company for each Fund's and/or Class's state blue sky registration status is limited solely to the recording of the initial classification of transactions or accounts with regard to blue sky compliance and the reporting of such transactions and accounts to the Fund as provided above.

     F.    Other Duties

          (1)  The  Company  shall  answer   correspondence   from  Shareholders
               relating to their Share accounts and such other correspondence as may from time to time be addressed to the Company;

          (2) The Company shall prepare Shareholder meeting lists, mail proxy cards and other material supplied to it by the Fund in connection with Shareholder Meetings of each Fund; receive, examine and tabulate returned proxies, and certify the vote of the Shareholders;

          (3) The Company shall establish and maintain facilities and procedures for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

Article 6. Duties of the Trust.
     A.    Compliance

           The Trust or Fund assume full responsibility for the preparation, contents and distribution of their own and/or their classes' Prospectus and for complying with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act and any laws, rules and regulations of government authorities having jurisdiction.

     B.    Share Certificates

           The Trust shall supply the Company with a sufficient supply of blank Share certificates and from time to time shall renew such supply upon request of the Company. Such blank Share certificates shall be properly signed, manually or by facsimile, if authorized by the Trust and shall bear the seal of the Trust or facsimile thereof; and notwithstanding the death, resignation or removal of any officer of the Trust authorized to sign certificates, the Company may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Trust.

     C.    Distributions

           The Fund shall promptly inform the Company of the declaration of any dividend or distribution on account of any Fund's shares.

Article 7. Compensation and Expenses.
     A.    Annual Fee

           For performance by the Company pursuant to Section Two of this Agreement, the Trust and/or the Fund agree to pay the Company an annual maintenance fee for each Shareholder account as agreed upon between the parties and as may be added to or amended from time to time. Such fees may be changed from time to time subject to written agreement between the Trust and the Company. Pursuant to information in the Fund Prospectus or other information or instructions from the Fund, the Company may sub-divide any Fund into Classes or other sub-components for recordkeeping purposes. The Company will charge the Fund the same fees for each such Class or sub-component the same as if each were a Fund.

     B.    Reimbursements

           In addition to the fee paid under Article 7A above, the Trust and/or Fund agree to reimburse the Company for out-of-pocket expenses or advances incurred by the Company for the items agreed upon between the parties, as may be added to or amended from time to time. In addition, any other expenses incurred by the Company at the request or with the consent of the Trust and/or the Fund, will be reimbursed by the appropriate Fund.

     C.    Payment

           The compensation and out-of-pocket expenses shall be accrued by the Fund and shall be paid to the Company no less frequently than monthly, and shall be paid daily upon request of the Company. The Company will maintain detailed information about the compensation and out-of-pocket expenses by Fund and Class.

          D. Any schedule of compensation agreed to hereunder, as may be adjusted from time to time, shall be dated and signed by a duly authorized officer of the Trust and/or the Funds and a duly authorized officer of the Company.

Article 8. Assignment of Shareholder Recordkeeping.
     Except as provided below, no right or obligation under this Section Two may be assigned by either party without the written consent of the other party.

          A.   This Agreement  shall inure to the benefit of and be binding upon
               the  parties  and  their  respective   permitted  successors  and
               assigns.

     B. The Company may without further consent on the part of the Trust subcontract for the performance hereof with (A) State Street Bank and its subsidiary, Boston Financial Data Services, Inc., a Massachusetts Trust ("BFDS"), which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended, or any succeeding statute ("Section 17A(c)(1)"), or (B) a BFDS subsidiary duly registered as a transfer agent pursuant to
           Section 17A(c)(1), or (C) a BFDS affiliate, or (D) such other provider of services duly registered as a transfer agent under
           Section 17A(c)(1) as Company shall select; provided, however, that the Company shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions; or

     C. The Company shall upon instruction from the Trust subcontract for the performance hereof with an Agent selected by the Trust, other than BFDS or a provider of services selected by Company, as described in
           (2) above; provided, however, that the Company shall in no way be responsible to the Trust for the acts and omissions of the Agent.

SECTION THREE: Custody Services Procurement.

Article 9.        Appointment.
     The Trust hereby appoints Company as its agent to evaluate and obtain custody services from a financial institution that (i) meets the criteria established in Section 17(f) of the 1940 Act and (ii) has been approved by the Board as eligible for selection by the Company as a custodian (the "Eligible Custodian"). The Company accepts such appointment.

Article 10.       The Company and Its Duties.
     Subject to the review, supervision and control of the Board, the Company shall:

          A. evaluate the nature and the quality of the custodial services provided by the Eligible Custodian;

          B. employ the Eligible Custodian to serve on behalf of the Trust as Custodian of the Trust's assets substantially on the terms set forth as the form of agreement in Exhibit 2;

          C. negotiate and enter into agreements with the Custodians for the benefit of the Trust, with the Trust as a party to each such agreement. The Company shall not be a party to any agreement with any such Custodian;

          D. establish procedures to monitor the nature and the quality of the services provided by the Custodians;

          E. continuously monitor the nature and the quality of services provided by the Custodians; and

     F. periodically provide to the Trust (i) written reports on the activities and services of the Custodians; (ii) the nature and amount of disbursement made on account of the Trust with respect to each custodial agreement; and (iii) such other information as the Board shall reasonably request to enable it to fulfill its duties and obligations under Sections 17(f) and 36(b) of the 1940 Act and other duties and obligations thereof.

Article 11.       Fees and Expenses.
     A.    Annual Fee

           For the performance by the Company pursuant to Section Three of this Agreement, the Trust and/or the Fund agree to pay the Company an annual fee as agreed upon between the parties.

     B.    Reimbursements

           In addition to the fee paid under Section 11A above, the Trust and/or Fund agree to reimburse the Company for out-of-pocket expenses or advances incurred by the Company for the items agreed upon between the parties, as may be added to or amended from time to time. In addition, any other expenses incurred by the Company at the request or with the consent of the Trust and/or the Fund, will be reimbursed by the appropriate Fund.

     C.    Payment

           The compensation and out-of-pocket expenses shall be accrued by the Fund and shall be paid to the Company no less frequently than monthly, and shall be paid daily upon request of the Company. The Company will maintain detailed information about the compensation and out-of-pocket expenses by Fund.

          D. Any schedule of compensation agreed to hereunder, as may be adjusted from time to time, shall be dated and signed by a duly authorized officer of the Trust and/or the Funds and a duly authorized officer of the Company.

Article 12.       Representations.
     The Company represents and warrants that it has obtained all required approvals from all government or regulatory authorities necessary to enter into this arrangement and to provide the services contemplated in Section Three of this Agreement.

SECTION FOUR: General Provisions.

          Article 13. Documents. A. In connection with the appointment of the Company under this Agreement, the Trust shall file with the Company the following documents:

          (1) A copy of the Charter and By-Laws of the Trust and all amendments thereto;

          (2) A copy of the resolution of the Board of the Trust authorizing this Agreement;

          (3) Specimens of all forms of outstanding Share certificates of the Trust or the Funds in the forms approved by the Board of the Trust with a certificate of the Secretary of the Trust as to such approval;

          (4) All account application forms and other documents relating to Shareholders accounts; and

           (5)      A copy of the current Prospectus for each Fund.

     B.    The Fund will also furnish from time to time the following documents:

          (1) Each resolution of the Board of the Trust authorizing the original issuance of each Fund's, and/or Class's Shares;

          (2) Each Registration Statement filed with the SEC and amendments thereof and orders relating thereto in effect with respect to the sale of Shares of any Fund, and/or Class;

          (3) A certified copy of each amendment to the governing document and the By-Laws of the Trust;

          (4) Certified copies of each vote of the Board authorizing officers to give Proper Instructions to the Custodian and agents for fund accountant, custody services procurement, and shareholder recordkeeping or transfer agency services;

          (5) Specimens of all new Share certificates representing Shares of any Fund, accompanied by Board resolutions approving such forms;

          (6) Such other certificates, documents or opinions which the Company may, in its discretion, deem necessary or appropriate in the proper performance of its duties; and

           (7)      Revisions to the Prospectus of each Fund.

Article 14. Representations and Warranties.
     A.    Representations and Warranties of the Company

           The Company represents and warrants to the Trust that:

          (1) It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware.

          (2) It is duly qualified to carry on its business in the State of Delaware.

          (3) It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

          (4)  All requisite corporate  proceedings have been taken to authorize
               it  to  enter  into  and  perform  its  obligations   under  this
               Agreement.

          (5) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

          (6) It is in compliance with federal securities law requirements and in good standing as a transfer agent.

          (7) It is duly registered as a transfer agent pursuant to Section 17A(c) of the Securities Exchange Act of 1934, as amended.

          B.   Representations and Warranties of the Trust

           The Trust represents and warrants to the Company that:

          (1) It is an investment company duly organized and existing and in good standing under the laws of its state of organization;

          (2) It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform its obligations under this Agreement;

          (3) All corporate proceedings required by said Charter and By-Laws have been taken to authorize it to enter into and perform its obligations under this Agreement;

          (4) The Trust is an open-end investment company registered under the 1940 Act; and

          (5) A registration statement under the 1933 Act will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.

Article 15. Standard of Care and Indemnification.
     A.    Standard of Care

           The Company shall be held to a standard of reasonable care in carrying out the provisions of this Contract. The Company shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice, provided that such action is not in violation of applicable federal or state laws or regulations, and is in good faith and without negligence.

     B.    Indemnification by Trust

           The Company shall not be responsible for and the Trust or Fund shall indemnify and hold the Company, including its officers, directors, shareholders and their agents employees and affiliates, harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

          (1) The acts or omissions of any Custodian, Adviser, Sub-adviser or other party (other than the Company) contracted by or approved by the Trust or Fund,

          (2) The reliance on or use by the Company or its agents or subcontractors of information, records and documents in proper form which

                    (a) are received by the Company or its agents or subcontractors and furnished to it by or on behalf of the Fund, its Shareholders or investors regarding the purchase, redemption or transfer of Shares and Shareholder account information;

          (b) are received by the Company from independent pricing services or sources for use in valuing the assets of the Funds; or

                    (c) are received by the Company or its agents or subcontractors from Advisers, Sub-advisers or other third parties contracted by or approved by the Trust of Fund for use in the performance of services under this Agreement;

          (d)  have  been  prepared  and/or   maintained  by  the  Fund  or  its
               affiliates or any other person or firm on behalf of the Trust.

          (3) The reliance on, or the carrying out by the Company or its agents or subcontractors of Proper Instructions of the Trust or the Fund.

           (4) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

                    Provided, however, that the Company shall not be protected by this Article 15.B. from liability for any act or omission resulting from the Company's willful misfeasance, bad faith, negligence or reckless disregard of its duties of failure to meet the standard of care set forth in 15.A. above.

     C.    Reliance

           At any time the Company may apply to any officer of the Trust or Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Company under this Agreement, and the Company and its agents or subcontractors shall not be liable and shall be indemnified by the Trust or the appropriate Fund for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel provided such action is not in violation of applicable federal or state laws or regulations. The Company, its agents and subcontractors shall be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust or the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

     D.    Notification

           In order that the indemnification provisions contained in this
           Article 15 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 16. Termination of Agreement.
     This Agreement may be terminated by either party upon one hundred twenty
(120) days written notice to the other. Should the Trust exercise its rights to terminate, all out-of-pocket expenses associated with the movement of records and materials will be borne by the Trust or the appropriate Fund. Additionally, the Company reserves the right to charge for any other reasonable expenses associated with such termination. The provisions of Article 15 shall survive the termination of this Agreement.

Article 17. Amendment.
     This Agreement may be amended or modified by a written agreement executed by both parties.

Article 18. Interpretive and Additional Provisions.
     In connection with the operation of this Agreement, the Company and the Trust may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Charter. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Article 19. Governing Law.
     This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

Article 20. Notices.
     Except as otherwise specifically provided herein, Notices and other writings delivered or mailed postage prepaid to the Trust at Federated Investors Tower, Pittsburgh, Pennsylvania, 15222-3779, or to the Company at Federated Investors Tower, Pittsburgh, Pennsylvania, 15222-3779, or to such other address as the Trust or the Company may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.

Article 21. Counterparts.
     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

Article 22. Limitations of Liability of Trustees and Shareholders of the Trust. The execution and delivery of this Agreement have been authorized by the
Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or Shareholders of the Trust, but bind only the appropriate property of the Fund, or Class, as provided in the Declaration of Trust.

Article 23. Limitations of Liability of Trustees and Shareholders of the
Company.
     The execution and delivery of this Agreement have been authorized by the Trustees of the Company and signed by an authorized officer of the Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or Shareholders of the Company, but bind only the property of the Company as provided in the Declaration of Trust.

Article 24. Merger of Agreement.
     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 25. Successor Agent.
     If a successor agent for the Trust shall be appointed by the Trust, the Company shall upon termination of this Agreement deliver to such successor agent at the office of the Company all properties of the Trust held by it hereunder. If no such successor agent shall be appointed, the Company shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

     In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to the Company on or before the date when such termination shall become effective, then the Company shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all properties held by the Company under this Agreement. Thereafter, such bank or trust company shall be the successor of the Company under this Agreement.

Article 26. Force Majeure.
     The Company shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Fund as a result of work stoppage, power or other mechanical failure reasonably beyond its control, natural disaster, governmental action, communication disruption or other impossibility of performance.

Article 27. Assignment; Successors.
     This Agreement shall not be assigned by either party without the prior written consent of the other party, except that either party may assign to a successor all of or a substantial portion of its business, or to a party controlling, controlled by, or under common control with such party. Nothing in this Article 28 shall prevent the Company from delegating its responsibilities to another entity to the extent provided herein.

Article 28. Severability.
     In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

     IN WITNESS WHEREOF, the parties hereto have caused Sections One, Two and Four of this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.



ATTEST:                                        WCT FUNDS


                                               By:
Name:                                          Name:
Title:                                         Title:

ATTEST:                                        FEDERATED SERVICES COMPANY


                                               By:
Name:                                          Name:
Title:                                         Title:

                                    EXHIBIT 1
CONTRACT
DATE                           INVESTMENT COMPANY
                                 Portfolios
                                    Classes

9/1/97                         WCT FUNDS
                                 WCT Equity Fund

                                   SCHEDULE A

                            STANDARD DOMESTIC FUNDS
                                Fund Accounting
                                  Fee Schedule

I.  Annual Fees for Portfolio Record Keeping/Fund Accounting Services


         First $100 Million                  3.0 Basis Points
         $100 Million - $300 Million         2.0 Basis Points
         $300 Million - $500 Million         1.0 Basis Points
         Over $500 Million                   0.5 Basis Points
Fund Minimum  $39,000
Additional Class of Shares                $12,000
                (Plus pricing charges and other out-of-pocket expenses)

II. Pricing Charges

         Monthly Base Pricing Charge:   $375 per month/fund

         In addition, each Fund shall reimburse the Company for third-party pricing service charges.

III. Out-of-Pocket Expenses

         Out-of-pocket expenses include, but are not limited to, the following:
SAS 70 audit reports, postage (including overnight courier service), telephones, telecommunication charges (including FAX), travel made at the client's request, duplicating, forms, supplies, micorfiche, computer access charges for client specific system enhancements ,access to the shareholder recordkeeping system, security pricing services, variable rate change notification services, paydown factor notification services. The Company shall provide documentation supporting out-of-pocket expenses upon the Trust's request.

IV. Cost of Living Increase

         The minimum fee set forth in this Schedule may increase annually upon each September 1 anniversary of this Agreement over the minimum fee during the prior 12 months, as calculated under this Schedule, in an amount equal to the increase in Pennsylvania Consumer Price Index (not to exceed 6% annually) as last reported by the U.S. Bureau of Labor Statistics for the twelve months immediately preceding such anniversary.

V.  Payment

Payment is due thirty days after the date of the invoice.

V. Term of Schedule

The parties agree that this fee schedule shall become effective September 1, 1997 and will remain in effect until it is revised as a result of negotiations initiated by either party.



WCT FUNDS                    FEDERATED SERVICES COMPANY


By:                          By:
Name:                        Name:
Title:                       Title:

                            Transfer Agency Agreement
                                     between
                           Federated Services Company
                                       and
                                    WCT Funds


Base Fee* Annual fee per fund, class or other subdivision.             $24,000
---------


Account Fee* Annual account charge( includes system access and funds control and reconcilement)

      Daily dividend fund                                          $16.00
      Non-daily dividend fund                                      $10.00


Other Account Fees* Services or features not covered above.

      Account Activity Processing( includes account
      establishment, transaction and maintenance processing)           $ 3.50
      Account Servicing(includes shareholder servicing and
      correspondence)                                                    $ 4.50
      Contingent deferred sales charge( monthly and quarterly
      funds only)                                                $ 5.00


Cost of Living Increase

The fees and expenses set forth in this Schedule may increase annually upon each September 1 anniversary of this Agreement over the fees and expenses during the prior 12 months, as calculated under this Schedule, in an amount equal to the annual percentage increase of the Pennsylvania Consumer Price Index (not to exceed 6% annually) as last reported by the U.S. Bureau of Labor Statistics for the twelve months immediately preceding such anniversary."


*All fees are annualized and will be prorated on a monthly basis for billing purposes. Out of pocket expenses are not covered by these fees.

                            Transfer Agency Agreement
                                     between
                           Federated Services Company
                                       and
                                    WCT Funds
                         Out-of-Pocket Expenses Schedule


Out-of-Pocket Expenses include, but are not limited to, the following:

      Postage (including overnight courier service)
      Statement Stock
      Envelopes
      Telephones
      Telecommunication Charges (including FAX and Dedicated Line Charges) VRU Application
      Closed account Charges
      12b-1 Processing Fees
      Third Party Expenses (ie; NSCC fees)
      Fiduciary Subaccounting Fee
      Travel
      Duplicating
      Forms
      Supplies
      Microfiche
      Computer Access Charges
      Customized Programming and Reporting
      Disaster Recovery
      Other as Incurred


WCT FUNDS                              FEDERATED SERVICES COMPANY


By:                                    By:
Name:                                  Name:
Title:                                 Title: